Exhibit 3.1

ARTICLES OF AMENDMENT

OF

REALTY INCOME CORPORATION,

A MARYLAND CORPORATION

Articles of Amendment

Realty Income Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by deleting the last paragraph of Article V, Section 5.1 in its entirety.

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD:  The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 10 day of May, 2005.

ATTEST:	REALTY INCOME CORPORATION

/s/ Michael R. Pfeiffer	By:	/s/ Thomas A. Lewis	(SEAL)
Michael R. Pfeiffer	Thomas A. Lewis
Secretary	Vice Chairman and Chief Executive Officer